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                                                                    EXHIBIT 99.2

KIMBERLY-CLARK CORPORATION                               SCOTT PAPER COMPANY
DALLAS, TEXAS                                            BOCA RATON, FLORIDA
Contact: Tina Barry                                      Contact: Ed Fishbough
         (214) 281-1484                                           (407) 989-2321
                                                                   Pete Judice
                                                                  (212) 614-4506


For Immediate Release:

                   KIMBERLY-CLARK/SCOTT PAPER MERGER CLEARED
                            BY DEPARTMENT OF JUSTICE

                             ---------------------

                          MERGER TO CLOSE LATER TODAY

DALLAS and BOCA RATON, December 12, 1995 -- Kimberly-Clark Corporation (NYSE:KMB) and Scott Paper Company (NYSE:SPP) said they are pleased to have reached agreement with the Antitrust Division of the U.S. Department of Justice on a consent decree for their proposed merger. At separate meetings in Dallas and Boca Raton earlier today, shareholders of both companies overwhelming approved the merger which is expected to close this afternoon.

     The consent decree requires the combined company to divest the Scotties facial tissue business and, consequently, to sell up to two to four tissue mills in the U.S. Of the four mills Kimberly-Clark will offer for sale, two are in Neenah, Wis., one is in Marinette, Wis., and the other is in Ft. Edward, N.Y. Also under the Department of Justice agreement, the company will divest three brands of wipes -- Baby Fresh, Wash-a-bye Baby and Kid Fresh -- and the Dover, Del., plant where they are produced.

     "We will make every effort to sell the facilities as operating businesses so the jobs will continue to exist, but under new ownership," said Wayne R. Sanders, chairman and chief executive officer of Kimberly-Clark.

     Earlier today, the European Commission announced the lifting of its suspension order, allowing the companies to close the merger on the condition that the companies manage their European operations separately pending completion of the Commission's review in January.

     Under the terms of the merger, Scott shareholders will receive 0.78 of a share of Kimberly-Clark common stock for each share of Scott common stock. The combined company will then have a total of approximately 280 million shares outstanding.

     Kimberly-Clark and Scott originally announced their merger agreement on July 17, 1995. The merger will create a global consumer products company with approximately $12 billion in annual revenues. The combined company will offer a diversified product line with such well-known brand names as Kleenex, Scott, Cottonelle, Viva, Huggies, Kotex and Depend.